EXHIBIT 14.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-129945, 333-121164, 333-88854, 333-100522,
333-51446, 333-09368, and 333-1796 on Form F-4, S-8, F-3, S-8, S-8, S-8, and S-8, respectively, and in Post-Effective Amendment No. 7 to Registration Statement No. 333-117110 on Form F-3, and in Post-Effective Amendment No. 2 on Form S-8 to Form F-4 to Registration Statement No. 333-15409, of Kerzner International Limited and subsidiaries of our report of Harborside at Atlantis Joint Venture Limited dated July 29, 2005, appearing in the Annual Report on Form 20-F of Kerzner International Limited and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Orlando, Florida
March 28, 2006